PROELITE PARTNERS WITH CJ MEDIA TO MAKE
CAPITAL INVESTMENT IN PREMIER KOREAN MMA
ORGANIZATION, SPIRITMC

Agreement Will Enhance Development of Fighters Across Both MMA Brands, Reinforce ProElite’s Commitment to Growing MMA Globally

(Seoul, Korea) - September 5, 2007 - ProElite, Inc [PELE.PK], a global entertainment and media company dedicated to producing world-class mixed martial arts (MMA) events through EliteXC, its global MMA brand, and empowering the participation of fans, fighters and organizations through online communities at ProElite.com, today announced it has completed an agreement to make a capital investment in Entlian Corp., a Seoul, South Korea-based organization that promotes and produces MMA events through it’s premier brand, Spirit MC.

Los Angeles-based ProElite said the investment will be represented by an infusion of cash combined with the issuance of restricted shares of ProElite Inc’s common stock.  The transaction is among a series of initiatives by the company that firmly establishes its commitment to growing and supporting MMA globally.  Note, terms were not disclosed.

In only its fifth year, Spirit MC has quickly established itself as the leading MMA brand in Korea, garnering 90% of the market share through its broadcast media partner, CJ Media.  Currently, Spirit MC boasts more than 35 elite fighters under contract, including eight of Korea’s top ten.  Contributing to Entlian Corp.’s success is its MMA brands, Spirit Martial Challenge (”Spirit MC”) and Interleague, in addition to its successful developmental system for young, up and coming Korean fighters, Spirit Ranger.

“We are extremely happy to welcome Spirit MC to the ProElite family and to continue to build our global MMA brand,” said William Kelly, chief operating officer of ProElite  “Entlian has firmly established its position as Korea’s No. 1 MMA organization, and the increasing popularity of Korean fighters on the worldwide MMA stage makes it a victory for everyone involved.”

“ProElite stands alone as an organization dedicated to supporting MMA globally,” said Kwang Hyun Park, founder and President of SpiritMC.  “It is clear they are committed to growing the sport throughout Korea, and we look forward to working together to expanding that effort worldwide.”

“Joining forces with Spirit MC is a direct reflection of what ProElite is all about,” said Douglas DeLuca, CEO of ProElite.   “We are dedicated to empowering MMA organizations globally as a way of organizing and growing the sport and expanding our worldwide audience.. With Spirit MC and its media partner, CJ Media, we are doing just that.”

About ProElite, Inc. (www.proelite.com) ProElite, Inc. delivers the most exciting entertainment experience in the world of mixed martial arts (MMA) with live arena-based entertainment events, cable television programming on Showtime Networks and community-driven interactive broadband entertainment via the Internet.  ProElite embraces MMA with the highest levels of honor, integrity, discipline and self-esteem, all the while remaining inclusive for fighters, fans and schools.  ProElite’s live fight division, EliteXC, delivers spectacular live MMA fight events that showcase the world’s top fighters. ProElite’s interactive business, ProElite.com, capitalizes on the growing popularity of the sport of mixed martial arts by building a community of mixed martial arts enthusiasts.  In addition to streaming the most exciting live fights to the web, ProElite expands the fan base of the sport by providing a comprehensive set of online social networking tools for fans, fighters and organizations.  ProElite.com - Empowering the Fight Community TM

About CJ Media
CJ Media leads the Korean media business and serves as one of the core business units of the living culture company, CJ Corporation. Launching the music channel M’net in 1995, CJ Media established the growth of Korean cable TV and has evolved into a media entertainment group that spearheads the expanding trends of the digital era.

CJ Media is currently Korea’s No. 1 cable TV company, accounting for more than 20 percent of all the cable TV ratings in Korea. Known for it’s high standards in program production, advanced broadcasting systems plus media management know-how CJ Media has provided years of broadcasting successes. CJ Media currently operates 9 channels including tvN, the first general variety Korean cable channel, Ch.CGV, a top-rated movie channel, Xports, Premium Sports Channel, XTM, All the way with XTM, Mnet, Korea’s representative music & entertainment channel, O’live Network, the leading lifestyle channel for a better life, Champ, animation channel providing fun and joy to children, and National Geographic Channel, the internationally renowned high-quality documentary channel.

CJ Media is actively preparing for the era of digital convergence in the 21st century which will encompass both broadcasting and communications services by providing services on DMB and other new media platforms.

With such effort for promotion of diversification in the entertainment business, CJ Media will dominate the Asian market.  CJ Media will further expand the scope of its business to develop new broadcasting services and actively pursue advancement into overseas markets.

About Entlian Corp. (www.spiritmc.org)
Entlian Corp. is a privately held sports promotion and entertainment company that owns the fight leagues operating under the following brands: Spirit Martial Challenge (“SpiritMC”), Interleague and Spirit Ranger. SpiritMC was founded in 2003 and leads the Korean MMA market with over 90% market share. All SpiritMC and Interleague events are televised live on CJ Media’s XTM TV channel, reaching 12 million cable and satellite TV homes. Spirit Ranger is broadcast over the Digital Mobile Broadcasting (“DMB”) platform to cellular telephones and computer PC’s.

For more information, contact:

ProElite Inc. (USA)

PondelWilkinson Inc.
Evan Pondel/David Stankunas
310-279-5980

Spirit MC (KOREA)

Mr. Beom Suk Kim
khp@spiritmc.org
82 10 3110 3913